Exhibit 99.1

TUMBLEWEED ANNOUNCES PRELIMINARY SECOND QUARTER 2007 FINANCIAL RESULTS

Redwood City, CA – JULY 5, 2007 – Tumbleweed® Communications Corp. (NASDAQ: TMWD), the industry’s leading pure play messaging security vendor, today announced preliminary financial results for its second quarter ended June 30, 2007. Tumbleweed currently expects to report revenue in the range of $14.0 to $14.3 million, a net loss in a range of $(0.05) to $(0.06) per share, and a non-GAAP loss in a range of $(0.02) to $(0.03) per share. Non-GAAP amounts exclude estimates for stock-based compensation expense of $1.2 million and intangible asset amortization expense of $300,000.

“Although our second quarter bookings were within the range we expected when we issued our guidance in April, revenue fell short of our expectations. The revenue shortfall was primarily due to a higher than expected ratio of service contract renewals compared to license orders, particularly in North America. In addition, we could not recognize revenue in the quarter on a few larger deals due to the contract terms of those deals,” said James P. Scullion, Chief Executive Officer of Tumbleweed. “On the other hand, we saw growth in our pipeline and continued high levels of customer satisfaction with Tumbleweed products and services, in addition to the strong renewals of service contracts from our installed base.”

“The longer term outlook is promising,” continued Scullion. “We will continue to evolve and strengthen our sales distribution by expanding our reach through both new and existing channel partners and by taking steps to improve the performance of each of our sales regions world-wide. We will discuss our outlook for the second half of the year during our conference call later this month.”

The company will report financial results for the second quarter ended June 30, 2007 after the close of the market on Thursday, July 26.

What:	Tumbleweed’s Second Quarter 2007 Financial Results Conference Call

When:	Thursday, July 26, 2007 at 2:30 p.m. PT (5:30 p.m. ET)

Webcast:	A live Webcast of the conference call can be accessed by logging onto the Investor Relations page at http://www.tumbleweed.com and clicking on the conference call icon.

Dial In:	To access the live conference call by phone, dial (800) 366-3908. Participants are asked to call the assigned number approximately 10 minutes before the scheduled starting time.

For those unable to participate in the live conference call, starting two hours after the call a replay will be available through August 9, 2007 by dialing (800) 405-2236 and entering the pass code 11092900#.

An instant replay of the conference call will be available over the Internet at http://www.tumbleweed.com in the Investor Relations area of the website.

Safe Harbor Statement

Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements. Our expectations for revenue and loss per share for the second quarter of 2007 are preliminary projections that are subject to change as operating results for the quarter are finalized. These results, along with our expectations and beliefs about Tumbleweed’s future sales and sales distribution, pipeline, customer satisfaction, and service contract renewals, involve risks and uncertainties that could cause actual results to differ materially from those currently expected. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 14, 2007, Form 10-Q filed May 10, 2007, and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information

The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ: TMWD), the industry's leading pure play messaging security vendor, provides world-class innovative messaging security solutions for organizations of all sizes. Organizations rely on Tumbleweed's solutions to securely manage their Internet communications, spanning email management to file transfers. Tumbleweed has nearly 2,700 customers worldwide, representing industries such as Finance, Healthcare, and the U.S. Government. The world's most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on fourteen years of R&D and 26 security patents in the U.S. alone -- many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

Tumbleweed is a registered trademark of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

Investor Relations Inquiries:	Media Relations Inquiries
Scott Wilson	Dan Gould
The Blueshirt Group	SHIFT Communications
(415) 489-2188	(415) 591 - 8428
scott@blueshirtgroup.com	dgould@shiftcomm.com

or

Tim Conley, SVP Finance and CFO

Tumbleweed Communications Corp.

(650) 216-2000

tim.conley@tumbleweed.com